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Exhibit 23.3

Consent of Independent Accountant

The Board of Directors
EXCO Resources, Inc.:

We consent to the use of our reports dated May 29, 2007 and July 16, 2007, with respect to the statements of revenues and direct operating expenses of the Anadarko Vernon Operations, for each of the years in the three year period ended December 31, 2006, and with respect to the combined statements of revenues and direct operating expenses of Anadarko Mid-Continent Operations, for each of the years in the three year period ended December 31, 2006, included herein and to the reference of our firm under the heading "Experts" in the prospectus.

The financial statements of the Anadarko Vernon Operations and the combined financial statements of the Anadarko Mid-Continent Operations were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. These financial statements are not intended to be a complete presentation of Anadarko Vernon Operations or Anadarko Mid-Continent Operations.

/s/ KPMG LLP

Houston, Texas
October 25, 2007

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Consent of Independent Accountant